UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 21, 2017

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

675 Bering, Suite 400 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a material Definitive Agreement.

On February 21, 2017, Comfort Systems USA, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with BCH Holdings, Inc., a Florida corporation (“BCH”), the holders of all the outstanding securities of BCH (collectively, the “Selling Shareholders”) and Daryl W. Blume, as representative of the Selling Shareholders, pursuant to which the Company will acquire all of the outstanding securities of BCH.

Pursuant to the Purchase Agreement, at the closing of the transaction, the Company has agreed to pay to the Selling Shareholders an initial aggregate purchase price comprised of approximately $85.7 million payable in cash subject to working capital and certain other adjustments set forth in the Purchase Agreement, and $14.3 million aggregate principal amount of unsecured promissory notes (the “Notes”) in favor of the Selling Shareholders bearing interest at a rate of 3% per annum and maturing on the fourth anniversary of the closing of the transaction. In addition, the Purchase Agreement provides for an additional earn-out amount to become payable by the Company to the extent that BCH’s EBITDA (as defined in the accompanying earn-out agreement) during each of the years following the closing of the transaction through December 31, 2021 exceeds certain thresholds (the “Earn-Out Payments”). The Notes and the Earn-Out Payments will be subject to offset by the Company in respect of any indemnity claims made pursuant to the Purchase Agreement. The Purchase Agreement contains customary representations, warranties, covenants and indemnities. The closing of the transaction is subject to customary closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Purchase Agreement and the above description have been included to provide investors with information regarding the terms of the Purchase Agreement. They are not intended to provide any other factual information about the Company, BCH or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Investors should be aware that the representations, warranties and covenants or any description thereof may not reflect the actual state of facts or condition of the Company, BCH or any of their respective subsidiaries, affiliates or businesses. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company or BCH. Accordingly, investors should read the representations and warranties in the Purchase Agreement not in isolation but only in conjunction with the other information about the Company and BCH and their respective subsidiaries that the Company includes in reports, statements and other filings that it makes with the U.S. Securities and Exchange Commission.

Item 7.01                                           Regulation FD Disclosure.

On February 23, 2017 the Company issued a press release.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.*

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated February 21, 2017, by and among the Company, BCH, the Selling Shareholders and Daryl Blume, in his capacity as representative of the Selling Shareholders.
99.1	Press Release of Comfort Systems USA, Inc. dated February 23, 2017.

*The schedules to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

By:	/s/ Trent T. McKenna
Trent T. McKenna, Senior Vice President, General Counsel and Secretary

Date:      February 23, 2017

EXHIBIT INDEX*

Exhibit Number	Exhibit Title or Description

2.1	Stock Purchase Agreement, dated February 21, 2017, by and among the Company, BCH, the Selling Shareholders and Daryl Blume, in his capacity as representative of the Selling Shareholders.
99.1	Press Release of Comfort Systems USA, Inc. dated February 23, 2017.

*The schedules to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of such schedules to the SEC upon its request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.